Exhibit 99.1

FOR IMMEDIATE RELEASE	NR15-02

FERC REQUESTS ADDITIONAL INFORMATION TO PROCESS DYNEGY ACQUISITIONS APPLICATIONS

HOUSTON (January 19, 2015) —Dynegy Inc. (NYSE: DYN) today announced that the Federal Energy Regulatory Commission (FERC) issued a letter requesting additional information to process the applications filed with FERC on September 11, 2014 for approval of Dynegy’s acquisition of Duke Energy Midwest Generation assets and retail business and EquiPower Resources and Brayton Point Holdings assets. The company plans to respond fully within the 30-day period however, due to this request for additional information, we do not expect the transactions to close by the end of the first quarter 2015. Dynegy, Duke and Energy Capital Partners remain committed to closing the transactions as quickly as possible. The only regulatory approval remaining is from FERC.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,078 megawatts of primarily intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily baseload power plants. The Illinois Power Holdings, LLC portfolio consists of approximately 4,062 megawatts of primarily baseload power plants. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. These forward-looking statements include statements regarding the timing and the ability to close the transactions as indicated above. These statements are based on the current expectations of Dynegy’s management. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the sections entitled “Risk Factors” in its 2013 Form 10-K and first, second and third quarter 2014 Forms 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) conditions to the closing of any of the transactions may not be satisfied; (ii) problems may arise in successfully integrating the Duke Energy, EquiPower and Brayton power facilities into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) any of the transactions may involve unexpected costs or unexpected liabilities; (v) Dynegy may be unable to obtain FERC approval required for the transactions or the required FERC approval may delay any of the transactions or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon any of the transactions; (vi) the business of Dynegy may suffer as a result of uncertainty surrounding the transactions; (vii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (viii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

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Dynegy Inc. Contacts:  Media: Carolyn Burke, 713.767.5800; Analysts: 713.507.6466